Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-149837, 333-173227, 333-173229, 333-173230, and 333-178726 of Oncothyreon Inc. on Form S-3, Registration Statement Nos. 333-167302, 333-162640, 333-172814 and 333-180025 of Oncothyreon Inc. on Form S-8, and Registration Statement Nos. 333-146964 and 333-146966 of Biomira Inc. on Form S-8 of our report dated March 9, 2012, except for Note 2 – as it relates to Restatement, Note 7 – as it relates to Loss per Share, Note 13 Subsequent Events, and the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive loss described in Note 2, as to which the date is August 13, 2012, relating to the consolidated financial statements of Oncothyreon Inc., and our report dated March 9, 2012, except for the effects of the material weakness described in the sixth paragraph, as to which the date is August 13, 2012, on the effectiveness of internal control over financial reporting of Oncothyreon Inc., included in this Annual Report (Form 10-K/A) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Seattle, Washington

August 13, 2012